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As filed with the Securities and Exchange Commission on August 14, 2006

Registration No. 333-    •

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Central Fund of Canada Limited
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or Other Jurisdiction of Incorporation or Organization)	Not Applicable (Primary Standard Industrial Classification Code)	Not Applicable (I.R.S. Employer Identification No.)

Hallmark Estates, #805, 1323-15th Avenue S.W., Calgary, Alberta T3C 0X8, Canada (403) 228-5861
(Address and telephone number of Registrant's principal executive offices)

Martin Pomerance
250 Park Avenue
New York, NY 10177
(212) 415-9200
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

John S. Elder, Q.C. Fraser Milner Casgrain LLP 1 First Canadian Place, 39th Floor 100 King Street West Toronto, Ontario M5X 1B2 Canada (416) 863-4511	Gil I. Cornblum, Esq. Dorsey & Whitney LLP BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Class A Shares
Total	(1)	U.S.$250,000,000 (2)	U.S.$26,750

(1)
There are being registered under this registration statement such indeterminate number of Class A shares of the Registrant as shall have an aggregate initial offering price of U.S.$250,000,000. The proposed maximum initial offering price per Class A share will be determined, from time to time, by the Registrant in connection with the sale of the Class A shares under this registration statement.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to completion dated August 14, 2006

CENTRAL FUND OF CANADA LIMITED

US$250,000,000

Non-voting, fully-participating Class A Shares

Central Fund of Canada Limited ("Central Fund" or the "Company") may from time to time offer and issue fully-participating Class A shares (the "Shares") of the Company up to US$250,000,000 (or its equivalent in any other currency used to denominate the Shares at the time of the offering) (the "Offering") at any time during the 25-month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid.

The specific terms of the Shares offered will be described in one or more shelf prospectus supplements (collectively or individually, as the case may be, a "Prospectus Supplement"), including the number of Shares being offered, the offering price and any other specific terms.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Shares to which the Prospectus Supplement pertains. A Prospectus Supplement may include specific terms pertaining to Shares that are not within the alternatives or parameters described in this Prospectus.

The outstanding Class A non-voting shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "CEF.A" and "CEF.U" and on the American Stock Exchange ("Amex") under the symbol "CEF".

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Alberta, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

See "Risk Factors" for a discussion of certain considerations relevant to an investment in the Shares offered hereby. In the opinion of Fraser Milner Casgrain LLP, counsel to the Company, the Shares will, on the date of closing, qualify for investment under certain statutes as set out under "Eligibility for Investment".

The Company may sell the Shares to or through underwriters or dealers purchasing as principals, and may also sell the Shares to one or more purchasers directly, pursuant to applicable statutory exemptions, or through agents. The Prospectus Supplement relating to a particular offering of Shares will identify each underwriter, dealer or agent engaged by the Company, in connection with the offering of and sale of the Shares, and will set forth the terms of the offering of such Shares, the method of distribution of such Shares, including, to the extent applicable, the proceeds to the Company, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material term of the plan of distribution. In connection with any offering of Shares, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The offering of Shares is subject to approval of certain legal matters on behalf of the Company by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP. No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Company's head office and principal place of business is located at Hallmark Estates, Suite 805, 1323-15th Avenue SW., Calgary, Alberta, T3C 0X8. Investor inquiries may be directed to The Central Group Alberta Limited's Investor Inquiries Office, P.O. Box 7319, Ancaster, Ontario, L9G 3N6.

The date of this prospectus is August       , 2006

FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, financial information in this Prospectus has been prepared in accordance with Canadian generally accepted accounting principles. The financial information of the Company presented herein is in U.S. dollars. In this Prospectus, except where indicated, all dollar amounts are in U.S. dollars.

EXCHANGE RATES

        The following table sets forth, for the period and rates indicated, information concerning exchange rates for the Canadian dollar expressed in United States dollars, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

		Twelve months ended October 31,
	Nine months ended July 31, 2006
		2005	2004	2003
High	$0.9100	$0.8613	$0.8198	$0.7667
Low	$0.8528	$0.7872	$0.7159	$0.6288
Period End	$0.8843	$0.8474	$0.8192	$0.7579
Average	$0.8796	$0.8216	$0.7683	$0.6940

        The average noon buying rate is derived by taking the average of the noon buying rate on the last business day of each month during the relevant period. On August 11, 2006, the inverse of the noon buying rate was U.S.$0.8924 per Cdn.$1.00.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, filed with the securities commission or similar authority in each of the provinces and territories of Canada and the United States Securities and Exchange Commission (the "SEC"), are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the Annual Information Form of the Company dated January 12, 2006;

  (b)
  the Management Information Circular of the Company dated January 12, 2006 in connection with the Company's annual meeting of shareholders on February 27, 2006;

  (c)
  the audited financial statements of the Company as at October 31, 2005 and 2004 and for each of the years in the three year period ended October 31, 2005 together with the auditors' report thereon and consisting of the statements of net assets as at October 31, 2005 and 2004 and the statements of income, shareholders' equity and changes in net assets for each of the years in the three year period ended October 31, 2005;

  (d)
  management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2005 (incorporated by reference from the annual report of the Company for the year ended October 31, 2005);

  (e)
  the unaudited interim financial statements of the Company for the nine month period ended July 31, 2006 with comparative figures for the corresponding period in the immediately preceding year;

  (f)
  management's discussion and analysis of financial condition and results of operations for the nine month period ended July 31, 2006;

  (g)
  management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2005 amended as of July 27, 2006;

  (h)
  the material change report of the Company dated November 10, 2005 disclosing the Amended and Restated Administration & Consulting Agreement effective November 1, 2005;

  (i)
  the material change report of the Company dated April 25, 2006 disclosing the Company's public offering of 3,208,212 Class A Shares; and

  (j)
  the material change report of the Company dated August 3, 2006 disclosing the Company's public offering of 7,150,000 Class A Shares;

        All documents of the type referred to above (other than any confidential material change reports) and all Prospectus Supplements disclosing additional or updated information filed by the Company pursuant to the requirements of applicable securities legislation in Canada and the United States after the date of this Prospectus and prior to completion or withdrawal of this Offering, will be deemed to be incorporated by reference into this Prospectus. The documents incorporated by reference herein contain meaningful and material information relating to the Company, and prospective investors of Shares should review all information contained in this Prospectus and the documents incorporated by reference before making an investment decision.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        Upon a new annual information form and the related audited consolidated financial statements together with the auditors' report thereon and management's discussion and analysis contained therein being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim financial statements, quarterly management's discussion and analysis and material change reports filed prior to the commencement of the Company's financial year in which the new annual information form was filed, no longer shall be deemed to be incorporated by reference in this Prospectus for the purpose of future offers and sales of Shares hereunder. Upon interim consolidated and financial statements and the accompanying management's discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the duration of this Prospectus, all interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer incorporated into this Prospectus relating to future offers and sales of Shares under this Prospectus.

        A Prospectus Supplement containing the specific terms of an offering of Shares and other information in relation to the Shares will be delivered to purchasers of Shares together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Shares covered by that Prospectus Supplement.

        Copies of documents incorporated herein by reference may be obtained upon request, without charge, from the President of the Company at The Central Group Alberta Limited's Investor Inquiries Office, 55 Broad Leaf Crescent, P.O. Box 7319, Ancaster, Ontario L9G 3N6, tel: 1-905-648-7878.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-10 of which the prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about us and the securities, please refer to the registration statement, including the exhibits to the registration statement.

        We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith, we file reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as United States companies.

        The reports and other information filed by us with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect hereto.

        Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym, "SEDAR". Reports and other information about us are also available for inspection at the offices of the TSX.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Fraser Milner Casgrain LLP, the counsel to the Company, the Shares offered hereby will be, on the date of issue, qualified investments under the Income Tax Act (Canada) (the "Act") for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans (collectively, "Plans") and registered education savings plans ("RESPs").

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements, trend analysis and other information contained in this Prospectus and the documents incorporated herein relative to the Company's assets and trends in revenue and anticipated expense levels, as well as other statements about anticipated future events or results, constitute forward-looking statements. Forward-looking statements often, but not always, are identified by the use of the words such as "seek", "anticipate", "believe", "plan", "estimate", "expect" and "intend" and statements that an event or result "may", "will", "should", "could" or "might" occur or be achieved and other similar expressions. Forward-looking statements are subject to business and economic risks and uncertainties and other factors that could cause actual results of operations to differ materially from those contained in the forward-looking statements. Forward-looking statements are based on estimates and opinions of management at the date the statements are made. Some of these risks, uncertainties and other factors are described in this Prospectus under the heading "Risk Factors". The Company does not undertake any obligation, except as required by applicable securities law, to update forward-looking statements even if circumstances or management's estimates or opinions should change. Investors should not place undue reliance on forward-looking statements.

THE COMPANY

        The Company was incorporated under the laws of the Province of Ontario on November 15, 1961, as an investment holding company. On April 5, 1990, the Company was continued under the laws of the Province of Alberta.

        Central Fund's head office and principal place of business is located at Hallmark Estates, Suite 805, 1323-15th Avenue SW., Calgary, Alberta, T3C 0X8. Investor inquiries may be directed to The Central Group Alberta Limited's Investor Inquiries Office, P.O. Box 7319, Ancaster, Ontario, L9G 3N6.

BUSINESS OF THE COMPANY

        Following incorporation, Central Fund operated as an investment holding company investing mainly in shares and other securities of Canadian issuers, primarily with a view to capital appreciation. In September 1983, Central Fund changed its character to a specialized investment holding company investing almost entirely in pure gold and silver bullion, primarily in international bar form, and continues to operate on this basis.

        The objective of Central Fund is to provide a convenient low-cost investment alternative for investors interested in holding marketable gold and silver related investments. The policy of Central Fund is to invest primarily in long-term holdings of unencumbered, allocated, segregated and insured gold and silver bullion and not to actively speculate with regard to short-term changes in gold and silver prices, thereby providing retail and institutional investors with an ability to effectively hold gold and silver bullion without the associated high transactional and handling costs and inconvenience. The investment policies established by the board of directors of the Company require the Company to hold at least 90% of its net assets in gold and silver bullion, which the Company believes to be conservative. As at August 11, 2006, Central Fund's net assets as denominated in U.S. dollars consisted of 50.2% gold bullion, 47.8% silver bullion and 1.9% cash, marketable securities and other working capital amounts.

        Transactions for the purchase of bullion are generally completed with dealers acting as principals and thus are completed on a net price basis, which reflects the dealers' spread between bid and ask prices. The Company's policy is to execute all bullion transactions at the most favourable prices consistent with the best execution, considering all of the costs of the transactions, including brokerage commissions, spreads and delivery charges.

        Pursuant to an amended and restated administration agreement dated November 1, 2005, (the "Administration Agreement"), The Central Group Alberta Ltd. (the "Administrator") continues to be responsible for at least the next ten years for the administration of the business and affairs of Central Fund. The services provided include general market and economic advice with respect to the investment of the assets of the Company in accordance with its investment policies and restrictions, subject to the ultimate approval of the board of directors of Central Fund. Under the new fee schedule, administration and consulting fees payable to the Administrator have been reduced to 0.30% on the first $400 million of total net assets, 0.20% on the next $600 million of total net assets and 0.15% on total net assets exceeding one billion dollars.

SHARE CAPITAL OF THE COMPANY

        The authorized capital of the Company consists of an unlimited number of Class A non-voting shares without nominal or par value and 50,000 common shares without nominal or par value. As at August 11, 2006, there were 104,654,532 Class A non-voting shares and 40,000 common shares outstanding. The rights, privileges, restrictions and conditions attaching to the Class A non-voting shares and the common shares are summarized below.

  Class A Non-voting Shares

        Notice of Meetings.    Holders of Class A non-voting shares are entitled to notice of and to attend all meetings of shareholders. Holders of Class A non-voting shares are not entitled to vote at any meetings of shareholders of Central Fund except as provided for by law and with respect to those matters set out in the articles of the Company, the majority of which are described below.

        Certain Voting Rights.    So long as any Class A non-voting shares are outstanding, Central Fund shall not, without the prior approval of the holders thereof given by the affirmative vote of at least 66 2/3% of the votes cast at a meeting of the holders of the Class A non-voting shares duly called for that purpose:

  (i)
  approve any change in the minimum amount of Central Fund's assets which must be invested in gold and silver related investments as required by its articles of incorporation. This minimum amount is currently set at 75% of the market value of the non-cash net assets of the Company;

  (ii)
  approve any change in the restrictions on the investments which Central Fund is permitted to make;

  (iii)
  issue more than an additional 10,000 common shares;

  (iv)
  create any class of shares ranking in preference or priority to the Class A non-voting shares;

  (v)
  create any class of shares ranking as to dividends in preference to or on a parity with the common shares;

  (vi)
  consolidate or subdivide the common shares, except where the Class A non-voting shares are consolidated or subdivided on the same basis;

  (vii)
  reclassify any shares into Class A non-voting shares or common shares; or

  (viii)
  provide to the holders of any other class of shares the right to convert into Class A non-voting shares or common shares.

        In addition, so long as any of the Class A non-voting shares are outstanding, Central Fund shall not, without the prior approval of the holders thereof given by the affirmative vote of a majority of the votes cast at a meeting of the holders of the Class A non-voting shares duly called for that purpose, appoint any person, firm or corporation to replace the Administrator (or any duly authorized replacement of the Administrator) or to perform generally the duties and responsibilities of the Administrator under the Administration Agreement.

        Dividends.    The Class A non-voting shares are entitled to receive a preferential non-cumulative dividend of U.S.$0.01 per share per annum and thereafter to participate pro rata in any further dividends with the common shares on a share-for-share basis.

        Purchase for Cancellation of Class A Non-voting Shares.    Central Fund may, at any time or times, subject to applicable regulatory requirements, purchase for cancellation in the open market or by invitation for tenders to all holders all or any part of the Class A non-voting shares then outstanding at the market price or lowest tender price per Class A non-voting share, as the case may be.

        Rights on Liquidation.    In the event of liquidation, dissolution or winding-up of Central Fund, the holders of Class A non-voting shares are entitled to receive U.S.$3.00 per share together with any declared and unpaid dividends thereon, calculated to the date of payment before any amount is paid or any assets of Central Fund are distributed to the holders of common shares or any shares ranking junior to the Class A non-voting shares. The holders of Class A non-voting shares are entitled to participate pro rata in any further distributions of the assets of Central Fund with the holders of the then outstanding common shares on a share-for-share basis.

        Redemption.    Any holder of Class A non-voting shares is entitled, upon 90 days' notice, to require Central Fund to redeem on the last day of any of Central Fund's fiscal quarters, all or any of the Class A non-voting shares which that person then owns. The retraction price per Class A non-voting share shall be 80% of the net asset value per Class A non-voting share as of the date on which such Class A non-voting shares are redeemed. The articles of Central Fund provide for the suspension of redemptions during specified unusual circumstances such as suspensions of normal trading on certain stock exchanges or the London bullion market or to comply with applicable laws and regulations.

  Common Shares

        The common shares entitle the holders to one vote per share at all annual and general meetings of the shareholders. The rights of common shares in respect of dividends and upon liquidation rank secondary to those of the Class A non-voting shares as described above.

PLAN OF DISTRIBUTION

        The Company may sell the Shares (i) through underwriters or dealers, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents in Canada, the United States and elsewhere where permitted by law for cash or other consideration. The Shares may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of Shares in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the Shares. The Prospectus Supplement for any of the Shares being offered thereby will set forth the terms of the offering of such Shares, including the name or names of any underwriting discounts and other items constituting underwriters' compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters so named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Shares offered thereby.

        If underwriters are used in the sale, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Shares offered by the Prospectus Supplement if any of such Shares are purchased. Any public offering price and any discounted or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        In connection with any offering of Shares, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued any time.

        The Shares may also be sold directly by the Company at such prices and upon such terms as are agreed to by the Company and the purchaser or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Shares in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents who participate in the distribution of the Shares may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

        Pursuant to an Underwriting Agreement dated July 21, 2006 between the Company and CIBC World Markets Inc. the Company agreed that, for a period of 90 days following the closing of such offering on August 3, 2006, it will not sell, offer to sell, announce any intention to sell or enter into any agreement to sell any equity securities of the Company or any other securities convertible into equity securities of the Company without the prior written consent of the CIBC World Markets Inc., acting reasonably.

        This base shelf prospectus is being filed concurrently in all the provinces and territories of Canada (other than the Province of Québec) and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law and the filing of a Prospectus Supplement, the Shares may be offered outside Canada and the United States.

USE OF PROCEEDS

        The Shares will be issued from time to time at the discretion of the Company with an aggregate offering amount not to exceed U.S.$250,000,000. The net proceeds derived from the issue of the Shares under any Prospectus Supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the extent to which the Shares are issued under any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Company will use substantially all of such net proceeds to purchase gold and silver bullion in a ratio of approximately 50 ounces of silver for every one fine ounce of gold, in keeping with the investment policies established by the board of directors of the Company and the balance of the net proceeds will be used by the Company for general working capital expenditures.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Fraser Milner Casgrain LLP, counsel to the Company, the following is a summary as at the date hereof of the principal Canadian federal income tax considerations generally applicable to a person who will acquire Class A non-voting shares, and who at all relevant times, within the meaning of the Act, deals at arm's length with, and is not affiliated with the Company and holds the Class A non-voting shares as capital property. The Class A non-voting shares will generally be considered to be capital property to a holder unless the holder either holds such Class A non-voting shares in the course of carrying on a business or has acquired such Class A non-voting shares in a transaction or transactions considered to be an adventure in the nature of trade. In particular, this summary is not applicable to holders (i) who are "principal-business corporations" within the meaning of subsection 66(15) of the Act, (ii) who are "financial institutions" as defined in the Act for purposes of the mark-to-market provisions of the Act, (iii) who are "specified financial institutions" for purposes of the Act, or (iv) who have an interest in which is a "tax shelter investment" within the meaning of section 143.2 of the Act.

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

        This summary is based upon the facts set out in this short form prospectus, and an officer's certificate provided to counsel by the Company, the provisions of the Act in force on the date hereof, the regulations enacted pursuant thereto, all specific proposals to amend the Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative practices of the Canada Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action or changes in the administrative practices of the Canada Revenue Agency, nor does it take into account or consider any provincial, territorial or foreign income tax legislation or considerations.

        For the purposes of the Act, all amounts relating to the acquisition, holding or disposition of Class A non-voting shares, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a holder's liability for tax under the Act, any cash amounts received by a holder in United States dollars must be converted into the Canadian dollar equivalent at the time such amounts are received, and the amount of any non-cash consideration received by a holder must be expressed in Canadian dollars at the time such consideration is received.

  Tax Status of the Company

        Based upon a certificate of an officer of the Company provided to counsel, the Company is a "mutual fund corporation" as defined in the Act. The Company has advised counsel that it intends to continue to qualify as a mutual fund corporation throughout each taxation year in which Class A non-voting shares remain outstanding.

        The income of the Company, other than taxable dividends received from taxable Canadian corporations, will generally be subject to tax at normal corporate rates. The taxable portion of capital gains (net of the allowable portion of capital losses) realized by the Company will be included in income but the taxes paid thereon by the Company will be refundable on a formula basis when shares of the Company are redeemed or when the Company pays "capital gains dividends". The Canada Revenue Agency has expressed the opinion that gains (or losses) of mutual funds resulting from transactions in commodities should generally be treated for tax purposes as ordinary income rather than as capital gains, although the treatment in each particular case remains a question of fact to be determined having regard to all the circumstances. The Company will be subject to tax at the rate of 33 1/3% under Part IV of the Act on taxable dividends received by it from taxable Canadian corporations which will be refunded to the Company on the basis of $1 for each $3 of taxable dividends paid by the Company to shareholders.

  Shareholders Resident In Canada

        The following portion of this summary is applicable to a holder of Class A non-voting shares who, for the purposes of the Act and any applicable income tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom a Class A non-voting share might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Act.

  Acquisition of Class A Non-voting Shares

        The cost of Class A non-voting shares to a holder must be averaged with the adjusted cost base of all Class A non-voting shares held by that holder for the purposes of calculating taxable capital gains or allowable capital losses on subsequent dispositions of Class A non-voting shares.

  Dividends

        Dividends (including deemed dividends but not capital gains dividends as described below) received on the Class A non-voting shares will be included in computing the recipient's income for tax purposes. Such dividends received by an individual will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

        On June 29, 2006, the Minister of Finance released draft legislation which is intended to enhance the dividend gross-up and tax credit mechanism applicable to certain "eligible dividends" payable after 2005 by corporations resident in Canada. Under the draft legislation, a dividend will be eligible for the enhanced gross-up and dividend tax credit if the dividend recipient receives written notice from the paying corporation designating the dividend as an "eligible dividend". There may be limitations on the ability of a corporation to designate dividends as "eligible dividends". There can be no assurance that the draft legislation will be enacted into law in the form proposed or at all.

        A holder that is a corporation will include dividends (including deemed dividends but not capital gains dividends as described below) in computing its income and generally will be entitled to deduct the amount of such dividends when calculating its taxable income under the Act. A shareholder that is a "private corporation", as defined in the Act, or a "subject corporation", as defined in the Act, may be liable under Part IV of the Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Class A non-voting shares to the extent that such dividends are deductible in computing the holder's taxable income.

        The Company is entitled to make distributions to shareholders of realized capital gains by way of "capital gains dividends". To the extent that the Company has realized capital gains to distribute and provided appropriate elections are made by the Company, "capital gains dividends" on Class A non-voting shares received by a holder will be taxable as a capital gain of the holder and not as a dividend.

        The Company has historically paid only nominal dividends on Class A non-voting shares.

  Disposition of Class A Non-voting Shares

        A holder who disposes of or is deemed to dispose of Class A non-voting shares (either on redemption by the Company or otherwise) will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are less than) the adjusted cost base of such Class A non-voting shares to the holder thereof plus any reasonable costs of disposition. If the holder of Class A non-voting shares is a corporation, any capital loss realized may be reduced by the amount of any dividends, including deemed dividends, which have been previously received on such shares to the extent and under the circumstances specified in the Act. Similar rules may apply where the corporation is a member of a partnership or beneficiary of a trust that owns Class A non-voting shares. Similar rules may also apply where a partnership or trust is a member of a partnership or a beneficiary of a trust that owns Class A non-voting shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

        Generally, one-half of any such capital gain ("taxable capital gain") will be included in computing the holder's income as a taxable capital gain and one-half of any such loss ("allowable capital loss") may be deducted from his or her taxable capital gains in accordance with the rules contained in the Act. Allowable capital losses in excess of taxable capital gains of the holder for that year may generally be carried back three years and carried forward indefinitely for deduction against taxable capital gains realized in those years to the extent and under the circumstances specified in the Act.

        Individuals and certain trusts are subject to an alternative minimum tax under the Act. Such a liability may arise because of realized capital gains (including capital gain dividends received).

        A holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

  Shareholders Not Resident In Canada

        The following portion of this summary is applicable to a holder of Class A non-voting shares who, for the purposes of the Act and any applicable income tax treaty or convention, is not resident nor deemed to be resident in Canada at all relevant times and does not use or hold, and is not deemed to use or hold, Class A non-voting shares in connection with carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

  Dividends

        Dividends paid or credited and deemed to be paid or credited on the Class A non-voting shares to non-residents of Canada will be subject to a non-resident withholding tax under the Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. For example, for a holder who is a resident of the United States, within the meaning of the Canada-U.S. Income Tax Convention, the rate of such withholding tax is generally reduced to 15% (5% if the beneficial owner of the dividend is a company which owns at least 10% of the voting stock of the Company). It should be noted that it is the position of the Canada Revenue Agency that LLCs are generally not considered to be a resident of the United States within the meaning of the Canada-U.S. Income Tax Convention.

        Generally, capital gains dividends payable by the Company should not be subject to such withholding tax. As discussed above under "Shareholders Resident in Canada — Dividends" to the extent that the Company has realized capital gains to distribute the Company has advised counsel that it intends to make the appropriate elections to the extent permitted.

        The Act imposes a withholding tax on the payment of capital gains dividends to a non-resident of Canada by a mutual fund corporation that has realized capital gains on the disposition of "taxable Canadian property". Based on a certificate of an officer of the Company that the Company does not currently hold, nor does it intend to hold, taxable Canadian property, counsel are of the opinion that this provision will not apply to dividends paid to a non-resident holder of Class A non-voting shares.

  Dispositions of Class A Non-voting Shares

        A non-resident holder of Class A non-voting shares will not be subject to tax under the Act on any capital gain realized on a disposition of Class A non-voting shares unless such Class A non-voting shares constitute "taxable Canadian property" to the holder. A non-resident holder's capital gain (or capital loss) in respect of Class A non-voting shares that constitute taxable Canadian property will be equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Class A non-voting shares to the non-resident holder plus any reasonable costs of disposition. In general, the non-resident holder will be required to include one-half of any resulting capital gain (a "taxable capital gain") in income, and will be entitled to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition from the disposition of taxable Canadian property. However, capital losses arising from the disposition of "treaty protected property" may not be taken into account in computing taxable income of a non-resident holder, "Treaty protected property" includes property where any income or gain of a holder from the disposition of such property in the year could, under an applicable income tax treaty or convention, be exempt from Canadian tax.

        A Class A non-voting share will constitute taxable Canadian property to a non-resident holder if, at any time during the five-year period immediately preceding the disposition, the non-resident, either alone or together with persons with whom the non-resident did not deal at arm's length, owned 25% or more of the shares of any class or series of the Company. The Class A non-voting shares may also be taxable Canadian property in certain other circumstances, including where the holder elected to have them treated as taxable Canadian property upon ceasing to be a resident of Canada, Even if the Class A non-voting shares are taxable Canadian property to a non-resident, any capital gain realized upon the disposition may be exempt from tax under the Act pursuant to the provisions of an applicable income tax treaty or convention to which Canada is a party.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Dorsey & Whitney LLP, United States legal counsel to the Company, the following is a summary of certain material United States federal income tax considerations relevant to United States Persons (as defined below) that acquire Class A non-voting shares pursuant to this Offering. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and the Internal Revenue Service's administrative rules, practices and interpretations of law, all as in effect on the date of this Prospectus, and all of which are subject to change, possibly with retroactive effect.

        For purposes of this summary, a "United States Person" means (i) a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state in the United States or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if either (a) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (b) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

        This summary is only a general discussion and is not intended to be, and should not be construed to be, legal or United States federal income tax advice to any United States Person. In addition, this summary does not discuss all aspects of United States federal income taxation that may be relevant to a United States Person in light of such United States Person's particular circumstances. No ruling from the Internal Revenue Service has been requested, or will be obtained, regarding the United States federal income tax consequences to United States Persons of the ownership or disposition of Class A non-voting shares. This summary is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the Internal Revenue Service and the United States courts could disagree with one or more of the positions taken in this summary. Moreover, this summary does not include any discussion of United States state or local, United States federal estate or gift, or foreign tax consequences.

        This summary does not discuss the United States federal income tax consequences to United States Persons that are subject to special treatment under the Code (for example, United States Persons (i) that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (iii) that are dealers in securities or currencies or that are traders in securities that elect to apply a mark-to-market accounting method; (iv) that have a "functional currency" other than the United States dollar; (v) that are liable for the alternative minimum tax under the Code; (vi) that own Class A non-voting shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vii) that acquired Class A non-voting shares in connection with the performance of services; (viii) that hold Class A non-voting shares other than as a capital asset within the meaning of Section 1221 of the Code; or (ix) that own (directly, indirectly, or constructively) 10% or more of the total combined voting power of the outstanding shares of the Company). In addition, if an entity that is classified as a partnership for United States federal income tax purposes holds Class A non-voting shares, the United States federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.

        The United States federal income tax consequences of the ownership and disposition of the Class A non-voting shares are very complex and, in certain cases, uncertain or potentially unfavorable to United States Persons. Accordingly, each United States Person that acquires Class A non-voting shares pursuant to this Offering is strongly urged to consult his, her or its own tax advisor with respect to the United States federal income, United States state or local, United States federal estate or gift, or foreign tax consequences of the ownership and disposition of Class A non-voting shares in light of such United States Person's particular facts and circumstances.

  Sale or Disposition of Class A Non-Voting Shares

        A United States Person generally will recognize gain or loss on the sale or other taxable disposition of Class A non-voting shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such United States Person's tax basis in the Class A non-voting shares sold or otherwise disposed of. Amounts received by a United States Person upon the redemption by the Company of Class A non-voting shares will be treated either as a distribution by the Company (See "Distributions on Class A Non-Voting Shares" below) or as a payment in exchange for the Class A non-voting shares, depending on whether and to what extent the redemption reduces the United States Person's percentage ownership interest in the Company. Generally, a redemption will be treated as an exchange of Class A non-voting shares if (taking into account certain constructive ownership rules under Section 318 of the Code) the redemption (a) completely terminates the United States Person's interest in the Company under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the United States Person under Section 302(b)(2) of the Code, or (c) is "not essentially equivalent to a dividend" under Section 302(b)(1) of the Code. Because the Company has been, and expects to continue to be, a "passive foreign investment company", the special rules discussed below generally will apply to any gain recognized by a United States Person on sales or other taxable dispositions of Class A non-voting shares. See "Passive Foreign Investment Company Treatment", below.

  Distributions on Class A Non-Voting Shares

        A distribution paid on a Class A non-voting share, including a constructive distribution, generally will be included in gross income of a United States Person as a dividend (without reduction for any amounts withheld in respect of Canadian federal income tax) to the extent of the Company's current or accumulated "earnings and profits" (as computed under United States federal income tax rules). To the extent that a distribution paid on the Class A non-voting shares exceeds the "earnings and profits" of the Company, such distribution generally will be treated as a non-taxable return of capital to the extent of the tax basis of the Class A non-voting share and then as gain from the sale or exchange of the Class A non-voting share. Dividends paid on the Class A non-voting shares will not be eligible for the maximum 15% United States federal income tax rate generally applicable to dividends paid by a "qualified foreign corporation" to non-corporate United States Persons if the Company qualifies as a "passive foreign investment company" for the Company's taxable year during which it pays a dividend on the Class A non-voting shares, or for the Company's immediately preceding taxable year. In addition, dividends paid on the Class A non-voting shares generally will not be eligible for the deduction for dividends received by corporations. Notwithstanding the discussion above, because the Company has been, and expects to continue to be, a "passive foreign investment company", the special rules discussed below generally will apply to any distribution paid on the Class A non-voting shares. See "Passive Foreign Investment Company Treatment", below.

  Passive Foreign Investment Company Treatment

        The Company generally will be a "passive foreign investment company" for United States federal income tax purposes if, for a taxable year, either (i) 75% or more of the gross income of the Company for such taxable year is passive income or (ii) on average, 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. The Company has been, and expects to continue to be, a "passive foreign investment company" for United States federal income tax purposes. The United States federal income tax rules applicable to passive foreign investment companies are very complex and, in certain cases, uncertain. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect the passive foreign investment company rules.

        The United States federal income tax consequences to a United States Person that owns (directly or, in certain cases, indirectly) Class A non-voting shares will depend on whether or not a qualified electing fund (a "QEF") election or a mark-to-market election (a "Mark-to-Market Election"), each as described below, is made by such United States Person with respect to the Company.

  Non-Electing Shareholders

        If a QEF election is not made by a United States Person, or is not in effect with respect to the entire period that such United States Person has held the Class A non-voting shares, then, unless such United States Person has made the Mark-to-Market Election, any gain recognized on the sale or other taxable disposition of Class A non-voting shares will be treated as ordinary income realized pro rata over such holding period for such Class A non-voting Shares. A United States Person will be required to include as ordinary income in the year of disposition the portion of the gain attributed to such year. In addition, such United States Person's United States federal income tax for the year of disposition will be increased by the sum of (i) the tax computed by using the highest statutory rate applicable to such United States Person for each year (without regard to other income or expenses of such United States Person) on the portion of the gain attributed to years prior to the year of disposition plus (ii) interest on the tax determined under clause (i), at the rate applicable to underpayments of tax, which interest will not be deductible by non-corporate United States Persons, from the due date of the United States federal income tax return (without regard to extensions) for each year described in clause (i) to the due date of the United States federal income tax return (without regard to extensions) for the year of disposition. Under certain proposed Treasury regulations, a "disposition" for this purpose may include, under certain circumstances, transfers at death, gifts, pledges, transfers pursuant to tax-deferred reorganizations and other transactions with respect to which gain ordinarily would not be recognized. Under certain circumstances, the adjustment generally made to the tax basis of property held by a decedent may not apply to the tax basis of Class A non-voting shares if a QEF election was not in effect for the deceased United States Person's entire holding period. Any loss recognized by a United States Person on the disposition of Class A non-voting shares generally will be capital loss. In addition, rules similar to those applicable to dispositions generally will apply to "excess distributions" paid on a Class A non-voting share (i.e., distributions that exceed 125% of the average amount of distributions on the Class A non-voting share received during the preceding three years or, if shorter, during the United States Person's holding period for the Class A non-voting share).

  QEF Election

        A United States Person that owns Class A non-voting shares may elect (assuming that the Company provides such United States Person with certain information) to have the Company treated, with respect to that United States Person, as a QEF. A QEF election must be made by a United States Person before the due date (including extensions) for such United States Person's United States federal income tax return for the taxable year for which the QEF election is made and, once made, will be effective for all subsequent taxable years of such United States Person, unless revoked with the consent of the Internal Revenue Service. (A United States Person that makes a QEF election with respect to the Company is referred to in this summary as an "Electing

Shareholder".) The Company now makes, and intends to continue to make, available to Electing Shareholders the PFIC Annual Information Statement currently required by the Internal Revenue Service with respect to a QEF election, which will include information as to the allocation of the Company's "ordinary earnings" and "net capital gains" (each as computed under United States federal income tax rules) among the Class A non-voting shares and as to distributions on such Class A non-voting shares. Such PFIC Annual Information Statement may be used by Electing Shareholders for purposes of complying with the reporting requirements applicable to the QEF election.

        Provided that an Electing Shareholder's QEF election is in effect with respect to the entire holding period for the Class A non-voting shares, any gain or loss recognized by such Electing Shareholder on the sale or other taxable disposition of such Class A non-voting shares generally would be a capital gain or loss. Such capital gain or loss generally would be long-term if such Electing Shareholder had held the Class A non-voting shares for more than one year at the time of the sale or other taxable disposition. For non-corporate United States Persons, long-term capital gain is generally subject to a maximum United States federal income tax rate of 15%. Gain from the disposition of collectibles such as gold or silver, however, is subject to a maximum United States federal income tax rate of 28%. The Internal Revenue Service has authority to issue Treasury regulations applying the 28% tax rate to gain from the sale of an interest in a passive foreign investment company with respect to which a QEF election is in effect, to the extent that such gain is attributable to unrealized appreciation of collectibles held by such passive foreign investment company. As no such Treasury regulations have been issued, the 15% maximum tax rate currently should apply to long-term capital gains arising from the sale or other taxable disposition of Class A non-voting shares by an Electing Shareholder. There can be no assurance, however, as to whether, when or with what effective date any such Treasury regulations may be issued, or whether any such Treasury regulations would subject long-term capital gains realized by an Electing Shareholder from the disposition of Class A non-voting shares to the 28% maximum tax rate.

        A United States Person holding Class A non-voting shares with respect to which a QEF election is not in effect for the entire holding period may avoid the adverse ordinary income and interest charge rules described above upon any subsequent disposition of such Class A non-voting shares if such United States Person elects to recognize any gain in such Class A non-voting shares as of the first day in the first year that the QEF election applies to such Class A non-voting shares (a "deemed sale" election). Any gain recognized by a United States Person under such a deemed sale election will, however, be subject to the ordinary income and interest charge rules described above.

        An Electing Shareholder will be required to include currently in gross income such Electing Shareholder's pro rata share of the annual "ordinary earnings" and "net capital gains" (but may not include any net loss) of the Company. Such inclusion will be required whether or not such Electing Shareholder owns Class A non-voting shares for an entire taxable year or at the end of the Company's taxable year. For purposes of determining the amounts includable in income by Electing Shareholders under the QEF rules, the tax bases of the Company's assets, and the "ordinary earnings" and "net capital gains" of the Company, will be computed under United States federal income tax rules. Accordingly, it is anticipated that such tax bases, and such "ordinary earnings" and "net capital gains", will differ from the figures set forth in the Company's financial statements. The amount currently included in income by an Electing Shareholder will be treated as ordinary income to the extent of the Electing Shareholder's pro rata share of the Company's "ordinary earnings" and generally will be treated as long-term capital gain to the extent of such Electing Shareholder's pro rata share of the Company's "net capital gains." The Electing Shareholder will be required to include in income such pro rata share of the "ordinary earnings" and "net capital gains" of the Company, without regard to the amount of cash distributions, if any, received from the Company. Electing Shareholders will be required to pay United States federal income tax currently on such pro rata share of "ordinary earnings" and "net capital gains" of the Company, unless, as described below, an election is made to defer such payment of tax.

        Under these QEF rules, in the event that the Company disposes of a portion of its gold or silver holdings, including dispositions in the course of varying its relative investment between gold and silver, Electing Shareholders may be required to report substantial amounts of income for United States federal income tax purposes (in the absence of any cash distributions received from the Company). Historically, the Company has declared and paid a cash distribution of U.S.$0.01 per share (prior to 1996, Cdn.$0.01 per share) on its outstanding Class A non-voting shares. In addition, it is the intention of the Company to distribute to holders of record of Class A non-voting shares and common shares as of the last day of each taxable year (currently October 31) an aggregate amount of cash distributions (including the stated distributions on the Class A non-voting shares) such that the amount of cash distributions payable to an Electing Shareholder that holds Class A non-voting shares for the entire taxable year of the Company will be at least equal to the product of (i) the Company's "ordinary earnings" and "net capital gains" for such taxable year allocable to such Electing Shareholder and (ii) the highest marginal rate of United States federal income tax on ordinary income or long-term capital gain, as appropriate, applicable to individuals. Any such cash distributions (other than certain capital gains dividends) to non-residents of Canada will be subject to Canadian withholding tax. See "Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada". Because such cash distributions may be subject to Canadian withholding tax and because the amount of such cash distributions will be determined without reference to possible United States state or local income tax liabilities or to the rate of United States federal income tax applicable to corporate United States Persons, such cash distributions may not provide an Electing Shareholder with sufficient cash to pay the United States federal income tax liability arising from the inclusion in income of the Electing Shareholders' pro rata share of the Company's "ordinary earnings" and "net capital gains" under the QEF rules.

        An Electing Shareholder may elect to defer, until the occurrence of certain events, payment of the United States federal income tax liability arising from the inclusion in income of the Electing Shareholders' pro rata share of the Company's "ordinary earnings" and "net capital gains" under the QEF rules, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax.

        If an Electing Shareholder demonstrates to the satisfaction of the Internal Revenue Service that amounts actually distributed on the Class A non-voting shares have been previously included in income under the QEF rules by such Electing Shareholder (or a previous United States Person), such distributions generally will not be taxable. An Electing Shareholder's tax basis in the Class A non-voting shares generally will be increased by any amounts currently included in income under the QEF rules and generally will be decreased by any subsequent distributions from the Company that are treated as non-taxable distributions pursuant to the preceding sentence.

  Mark-to-Market Election

        A United States Person generally may make a Mark-to-Market Election with respect to shares of "marketable stock" of a passive foreign investment company. Under the Code and Treasury regulations, the term "marketable stock" includes stock of a passive foreign investment company that is "regularly traded" on a "qualified exchange or other market". Generally, a "qualified exchange or other market" means (i) a national securities exchange which is registered with the Securities and Exchange Commission or the national market system established pursuant to Section 11A of the Securities Exchange Act of 1934 or (ii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and has the following characteristics: (a) the exchange has trading volume, listing, financial disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open market, and to protect investors, and the laws of the country in which the exchange is located and the rules of the exchange ensure that such requirements are actually enforced; and (b) the rules of the exchange ensure active trading of listed stocks. A class of stock is "regularly traded" on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. The Company believes that the Class A non-voting shares are, and expects that the Class A non-voting shares will continue to be, "marketable stock" for purposes of the Mark-to-Market Election rules.

        A United States Person that makes a Mark-to-Market Election would generally be required to report gain or loss annually to the extent of the difference, if any, between (i) the fair market value of the Class A non-voting shares at the end of each taxable year and (ii) the adjusted tax basis of the Class A non-voting shares at the end of each taxable year. Any gain under this computation, and any gain recognized on an actual sale or other taxable disposition of the Class A non-voting shares, generally would be treated as ordinary income. Any loss under this computation, and any loss recognized on an actual sale or other taxable disposition of the Class A non-voting shares, generally would be treated as an ordinary loss to the extent of the cumulative net mark-to-market gain, and thereafter would be considered capital loss. The United States Person's adjusted tax basis in the Class A non-voting shares generally would be adjusted for any gain or loss taken into account under the Mark-to-Market Election.

        Unless either (i) the Mark-to-Market Election is made as of the beginning of the United States Person's holding period for the Class A non-voting shares or (ii) a QEF election has been in effect for such United States Person's entire holding period for the Class A non-voting shares, any mark-to-market gain for the election year generally will be subject to the ordinary income and interest charge rules described above.

  United States Foreign Tax Credit

        Subject to complex limitations set forth in the Code, United States Persons may be entitled to claim a credit against their United States federal income tax liability for Canadian federal income tax withheld from distributions paid on the Class A non-voting shares. For purposes of applying the limitations set forth in the Code, dividends paid on the Class A non-voting shares generally will constitute "foreign source" income and generally will be categorized as "passive income" or, in the case of certain United States Persons, "financial services income." However, for taxable years beginning after December 31, 2006, the foreign tax credit limitation categories are reduced to "passive category income" and "general category income" (and the other categories of income, including "financial services income," are eliminated). United States Persons that do not elect to claim foreign tax credits for a taxable year may be able to deduct any such Canadian federal income tax withheld. Each United States Person is strongly urged to consult his, her or its own tax advisor with respect to the foreign tax credit rules.

  Information Reporting and Backup Withholding

        Payments made within the United States, or by a United States payor or United States middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Class A non-voting shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a United States Person fails to furnish its correct United States taxpayer identification number (generally on Internal Revenue Service Form W-9), and to make certain certifications, or otherwise fails to establish an exemption. Any amounts withheld under the backup withholding rules from a payment to a United States Person generally may be refunded (or credited against such United States Person's United States federal income tax liability, if any) provided the required information is furnished to the Internal Revenue Service. Each United States Persons should consult his, her or its own tax advisor regarding the backup withholding rules.

        Under certain circumstances, a United States Person must report the transfer of cash to a foreign corporation if: (i) immediately after the transfer, such United States Person holds (directly, indirectly, or constructively) at least 10% of the total voting power or the total value of the foreign corporation; or (ii) the amount of cash transferred by such United States Person or any related person to such foreign corporation during the 12-month period ending on the date of the transfer exceeds $100,000.

ERISA AND RELATED CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974 ("ERISA") and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to the investment of assets treated as "plan assets" of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

        In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the risk factors discussed below and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (3) the Plan's funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and the Plan's need for sufficient liquidity to pay benefits when due.

        A regulation issued under ERISA (the "Plan Assets Regulation") contains rules for determining when an investment by a Plan in an equity interest of a pooled investment vehicle such as the Company (an "Investment Fund") will result in the underlying assets of the Investment Fund being deemed to constitute plan assets. Those rules provide that assets of the Investment Fund will not be deemed to constitute plan assets of a Plan which purchases an equity interest in the Investment Fund if certain exceptions apply, one of which is that the equity interest purchased is a "publicly-offered security" (the "Publicly-Offered Security Exception").

        The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) "freely transferable," (2) part of a class of securities that is "widely held" and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer in which the offering of such security occurred. The Plan Assets Regulation states that the determination of whether a security is "freely transferable" is to be made based on all relevant facts and circumstances. Under the Plan Assets Regulation, a class of securities is "widely held" only if it is of a class of securities owned by 100 or more investors independent of the issuer and of each other. A class of securities will not fail to be widely held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the issuer's control.

        It is anticipated that the Publicly-Offered Security Exception will be satisfied with respect to the Shares. Shares are being sold only as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933, and the Shares will be registered under the Securities Exchange Act of 1934. Also, the Shares are not subject to transfer restrictions. Finally, it is anticipated that immediately after the Offering, the Shares will be owned by substantially in excess of 100 investors independent of the Company as well as of each other.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        The Company is governed by the Business Corporations Act (Alberta). All of the Company's assets are located outside of the United States, and all of its directors and officers, as well as the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon the Company or those directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

        In addition, the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws is unclear.

RISK FACTORS

        The following are certain factors relating to the business of the Company which prospective investors should consider carefully before deciding whether to purchase Shares.

  Gold and Silver Price Volatility

        Central Fund's business almost entirely involves investing in pure gold and silver bullion. Therefore, the principal factors affecting the price of the Shares, are factors which affect the price of gold and silver, and which are beyond the Company's control. However, the Company believes that such factors have a lesser impact on the shares of Central Fund than on shares of gold producers as gold producers have considerable inherent operational risks, resulting in more volatile share prices of such producers. Central Fund's net assets are denominated in U.S. dollars. As at August 11, 2006, the Company's assets were made up of 50.2% gold bullion, 47.8% silver bullion and 1.9% cash, marketable securities and other working capital amounts.

        The Company does not engage in any leasing, lending or hedging activities involving these assets, so the value of the Shares will depend on, and typically fluctuate with, the price fluctuations of such assets.

        The market prices of gold and silver bullion may be affected by a variety of unpredictable international economic, monetary and political considerations.

        Macroeconomic considerations include: expectations of future rates of inflation; the strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted, and other currencies; interest rates; and global or regional political or economic events (including banking crises).

        Political factors, including international conflicts, may also affect gold and silver prices. Changes in production costs, new discoveries or depleting ore reserves and shifts in political and economic conditions affecting a country may have a direct impact on its sales of gold. Some countries, through their Central banks, have been active in sales in the gold market as a result of reserve allocation decisions or their need for foreign exchange. While announcements have been made in respect of bullion reserves sales by several Central Banks and some others have indicated purchase intentions, there can be no assurance that their stated intentions in respect of sales and purchases will not change in the future.

  Price Volatility of Non-gold and Silver Assets and Other Commodities

        To the extent that the Company holds a nominal amount of securities of issuers in the precious metals industry, the value of such securities can also be affected by the same types of economic and political considerations.

        In addition, Central Fund's business may also be affected to a lesser extent by the price of other commodities which may be viewed by investors as competitively priced or as an alternative to investing in gold and silver related investments.

  Net Asset Value

        The net asset value of the Company's gold and silver assets is based on the spot price reported for gold and silver bullion, respectively. Accordingly, the market value of the Shares at any time may be greater or less than the realizable value of the underlying assets, being primarily the gold, silver and cash owned by the Company.

  United States Federal Income Tax Considerations

        The Company has been, and expects to continue to be, "passive foreign investment company" for United States federal tax purposes. Under the passive foreign investment company rules, the United States federal income tax treatment of the Class A non-voting shares is very complex and, in certain cases, uncertain or potentially unfavorable to United States Persons. See "United States Federal Income Tax Considerations". EACH UNITED STATES PERSON THAT ACQUIRES CLASS A SHARES, WHETHER FROM THE CORPORATION OR IN THE MARKET, IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR.

  Competition

        Although Central Fund is unique in its construct, dual monetary holdings and several security features, an investment in the Shares may be adversely affected on occasion by competition from other methods of investing in gold and silver. The Company may be regarded as competing with other financial vehicles, including traditional debt and equity securities issued by companies in the precious metals industry and other securities backed by or linked to gold or, recently, silver, direct investments in gold or silver and open-end or closed-end investment vehicles, although none of such investment alternatives, in the view of the Company, is structured in the same manner as the Company. There are no other entities known to the Company that provide a share investment in the combination of gold and silver bullion. Market and financial conditions, and other conditions beyond the Company's control, may make it more attractive to invest in other financial vehicles or to invest in gold or silver directly, which could occasionally reduce the marketability for the Shares.

LEGAL MATTERS

        Certain legal matters in connection with this Offering will be passed upon by Fraser Milner Casgrain LLP and Dorsey & Whitney LLP on behalf of the Company. John S. Elder, Q.C., a partner of Fraser Milner Casgrain LLP, is an officer and director of the Company.

        As at August 14, 2006, the partners and associates of Fraser Milner Casgrain LLP and Dorsey & Whitney LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Class A non-voting shares and common shares of the Company.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

        Central Fund's auditors are Ernst & Young LLP Chartered Accountants, Toronto, Ontario,

        The registrar and transfer agent for the Class A non-voting shares of the Company in Canada is CIBC Mellon Trust Company at its principal offices in Calgary, Montreal, Toronto and Vancouver. The registrar and transfer agent for the Class A non-voting shares of the Company in the United States is Mellon Investor Services LLC at its principal office in New York.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provide purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provide a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. Purchasers should refer to any applicable provisions of the securities legislation of their province or territory, as the case may be, for the particulars of these rights or consult with a legal advisor.

EXPERTS

        The audited financial statements incorporated by reference in this Prospectus and included in the U.S. registration statement of which this Prospectus forms a part, have been included in reliance upon the report of Ernst & Young LLP, Independent Registered Public Accounting Firm, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        Ernst & Young LLP is independent in accordance with the auditor's rules of professional conduct in each applicable jurisdiction. Ernst & Young LLP has complied with the SEC's rules on auditor independence.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the U.S. registration statement of which this Prospectus forms a part: (i) the documents referred to under "Documents Incorporated by Reference"; (ii) consent of Ernst & Young LLP; (iii) consent of Fraser Milner Casgrain LLP; (v) consent of Dorsey & Whitney LLP; and (vii) powers of attorney from directors and officers of the Company.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        The laws of Alberta and the Registrant's Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

        Section 124 of the Alberta Business Corporation Act (the "ABCA") provides as follows:

(1)
Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)
the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

(2)
A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsections (1)(a) and (b).

(3)
Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)
was substantially successful on the merits in the person's defense of the action or proceeding,

(b)
fulfills the conditions set out in subsection (1)(a) and (b), and

(c)
is fairly and reasonably entitled to indemnity.

(4)
A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)
in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)
in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)
A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6)
On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

        For the purposes of Section 124, "Court" means the Court of Queen's Bench of Alberta.

        The Bylaws of the Registrant provide that, subject to the limitations contained in the ABCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

  (a)
  he acted honestly and in good faith with a view to the best interests of the Registrant; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

        The following exhibits have been filed as part of the Registration Statement:

Exhibits	Description
4.1	Annual Information Form of the Registrant dated January 12, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, filed on January 26, 2006)
4.2	Management Information Circular of the Registrant dated January 12, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on January 26, 2006)
4.3	Audited financial statements of the Registrant as at October 31, 2005 and 2004 and for each of the years in the three year period ended October 31, 2005 together with the auditors' report thereon and consisting of the statements of net assets as at October 31, 2005 and 2004 and the statements of income, shareholders' equity and changes in net assets for each of the years in the three year period ended October 31, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, filed on January 26, 2006)
4.4	Management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, filed on January 26, 2006)
4.5	Unaudited interim financial statements of the Registrant as at January 31, 2006 and for the three months ended July 31, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on August 14, 2006)
4.6	Management's discussion and analysis of financial condition and results of operations for the interim period ended July 31, 2006 (incorporated by reference to the Registant's Form 6-K, filed on August 14, 2006)
4.7	Managment's discussion and analysis of financial condition and results of operations for the year ended October 31, 2005, amended as of July 27, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on July 28, 2006)
4.8	Material Change Report dated November 10, 2005 (incorporated by reference to the Registrant's Form 6-K, filed on March 15, 2006)
4.9	Material Change Report dated April 25, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on July 19, 2006)
4.10	Material Change Report dated August 3, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on August 14, 2006)
5.1	Consent of Fraser Milner Casgrain LLP (filed herewith)
5.2	Consent of Ernst & Young LLP (filed herewith)
5.3	Consent of Dorsey & Whitney LLP (filed herewith)
6.1	Powers of Attorney (filed herewith)

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ancaster, Ontario, country of Canada, on August 14, 2006.

CENTRAL FUND OF CANADA LIMITED
By:	/s/ J.C. STEFAN SPICER
J.C. Stefan Spicer President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.C. Stefan Spicer and Catherine A. Spackman, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J.C. STEFAN SPICER J.C. Stefan Spicer	President, Chief Executive Officer and Director (principal executive officer)	August 14, 2006
/s/ CATHERINE A. SPACKMAN Catherine A. Spackman CMA	Treasurer (principal financial officer and principal accounting officer)	August 14, 2006
/s/ JOHN S. ELDER John S. Elder Q.C.	Director	August 14, 2006

/s/ DOUGLAS E. HEAGLE Douglas E. Heagle	Director	August 14, 2006
/s/ IAN M.T. MCAVITY Ian M.T. McAvity	Director	August 14, 2006
/s/ MICHAEL A. PARENTE Michael A. Parente	Director	August 14, 2006
/s/ ROBERT R. SALE Robert R. Sale	Director	August 14, 2006
/s/ DALE R. SPACKMAN Dale R. Spackman Q.C.	Director	August 14, 2006
/s/ PHILIP M. SPICER Philip M. Spicer	Director	August 14, 2006
/s/ MALCOLM A. TASCHEREAU Malcolm A. Taschereau	Director	August 14, 2006

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Central Fund of Canada Limited in the United States on August 14, 2006.

/s/ MARTIN POMERANCE Martin Pomerance

EXHIBIT INDEX

Exhibit	Description
4.1	Annual Information Form of the Registrant dated January 12, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, filed on January 26, 2006)
4.2	Management Information Circular of the Registrant dated January 12, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on January 26, 2006)
4.3	Audited financial statements of the Registrant as at October 31, 2005 and 2004 and for each of the years in the three year period ended October 31, 2005 together with the auditors' report thereon and consisting of the statements of net assets as at October 31, 2005 and 2004 and the statements of income, shareholders' equity and changes in net assets for each of the years in the three year period ended October 31, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, filed on January 26, 2006)
4.4	Management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, filed on January 26, 2006)
4.5	Unaudited interim financial statements of the Registrant as at January 31, 2006 and for the three months ended July 31, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on August 14, 2006)
4.6	Management's discussion and analysis of financial condition and results of operations for the interim period ended July 31, 2006 (incorporated by reference to the Registant's Form 6-K, filed on August 14, 2006)
4.7	Managment's discussion and analysis of financial condition and results of operations for the year ended October 31, 2005, amended as of July 27, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on July 28, 2006)
4.8	Material Change Report dated November 10, 2005 (incorporated by reference to the Registrant's Form 6-K, filed on March 15, 2006)
4.9	Material Change Report dated April 25, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on July 19, 2006)
4.10	Material Change Report dated August 3, 2006 (incorporated by reference to the Registrant's Form 6-K, filed on August 14, 2006)
5.1	Consent of Fraser Milner Casgrain LLP (filed herewith)
5.2	Consent of Ernst & Young LLP (filed herewith)
5.3	Consent of Dorsey & Whitney LLP (filed herewith)
6.1	Powers of Attorney (filed herewith)

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CALCULATION OF REGISTRATION FEE
PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES
EXCHANGE RATES
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
ELIGIBILITY FOR INVESTMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
BUSINESS OF THE COMPANY
SHARE CAPITAL OF THE COMPANY
PLAN OF DISTRIBUTION
USE OF PROCEEDS
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
ERISA AND RELATED CONSIDERATIONS
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
RISK FACTORS
LEGAL MATTERS
AUDITORS, TRANSFER AGENTS AND REGISTRARS
PURCHASERS' STATUTORY RIGHTS
EXPERTS
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX